Exhibit 107
Calculation of Filing Fee Tables
Form
S-4
(Form Type)
ServiceNow, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457 (f)(2)	3,350,458 (1)	N/A	$980.47 (2)	0.0001531	$0.15 (3)

	Total Offering Amounts					$980.47		$0.15

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$0.15

(1)
Represents the maximum number of shares of ServiceNow, Inc. (“ServiceNow”) common stock (the “ServiceNow Common Stock”) estimated to be issuable upon the consummation of the Transaction (as defined in the prospectus) to be effected pursuant to the Agreement and Plan of Merger, dated as of March 9, 2025 (the “Merger Agreement”), by and among ServiceNow, Mavericks Merger Sub, Inc., Mavericks Merger Sub, LLC, Moveworks, Inc. (“Moveworks”) and Fortis Advisors LLC, as the securityholders’ agent. This number is based on the product obtained by multiplying (a) the Fully Diluted Shares (as defined in the prospectus) by (b) the Exchange Ratio (as defined in the prospectus). This number assumes that all holders of Moveworks securities (on a fully diluted, as-converted
to Moveworks common stock basis) will elect to receive consideration solely in the form of shares of ServiceNow Common Stock pursuant to the Merger Agreement.

(2)
Provides an estimate solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”). Moveworks is a private company and no market exists for its securities. Moveworks has an accumulated capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third
of the aggregate par value of the shares of Moveworks common stock being acquired in the Transaction, which is calculated by taking one-third
of the product of the par value of $0.00001 per share and the maximum number of shares of Moveworks common stock that may be exchanged in the Transaction, or 294,141,622 shares of Moveworks common stock (computed as of March 9, 2025, the latest practicable date prior to the date of filing this registration statement, and inclusive of all shares of Moveworks common stock issuable upon conversion of any securities convertible into or exercisable for shares of Moveworks common stock). All holders of Moveworks securities are assumed to elect to receive consideration solely in the form of shares of ServiceNow Common Stock pursuant to the Merger Agreement, and thus no cash payment is to be made by ServiceNow in accordance with Rule 457(f)(3) under the Securities Act.

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $0.15, which is equal to 0.0001531 multiplied by the proposed maximum aggregate offering price of $980.47.